UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2013

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 19, 2015, SmartHeat Inc., a Nevada Corporation (“SmartHeat” or the “Company”) entered into the first amendment to the Amended and Restated Equity Interest Purchase Agreement (the “Amended and Restated EIPA”) dated November 28, 2014 in order to extend the termination date from March 15, 2015 to April 15, 2015

Item 8.01. Other Events

The Company has entered into an agreement to settle all claims in a U.S. securities class action lawsuit. No findings of any wrongdoings were ever made against SmartHeat, any current or former officer or director of Smartheat or any of the defendants, and the Company and all other defendants continue to deny any wrongdoing.  The default judgment previously entered against James Jun Wang was vacated and was dismissed with prejudice.

As previously disclosed, on August 31, 2012, a putative class action lawsuit, which purported to allege federal securities law claims against the Company and certain of its former officers and directors, was filed in the United States District Court for the Southern District of New York.  Thereafter, two plaintiffs filed competing motions to be appointed lead plaintiff in the proceeding.  A lead plaintiff was appointed and an amended complaint was filed on January 28, 2013. A second amended complaint was filed on April 8, 2013.  The second amended complaint alleged two counts against the Company, both asserting violations of the federal securities laws arising from alleged insider sales or management sales of securities and alleged false disclosures relating to those sales. On March 17, 2014 the court, denied, the lead plaintiff's motion for class certification, without prejudice. On August 6, 2014, the lead plaintiff once again filed a motion for class certification.  By Opinion and Order dated January 21, 2015, the Court denied plaintiffs’ class certification motion, finding that it failed to satisfy the requirements of Fed. R. Civ. Pro. 23 for typicality, adequacy and predominance.  Specifically, the Court found that plaintiffs’ theory of liability required a trade-by-trade inquiry as to whether the sale of the locked-up shares resulted in price inflation of the company’s stock, and that, as a result, the injury to all class members could not be established by common proof.  The Court also expressed doubts as to how plaintiffs would establish damages.  The Court’s denial of class certification was without prejudice, and the Court gave plaintiffs until February 17, 2015 to file a “far more rigorous, and a far more convincing submission…”  The pleadings and court orders are publicly available.

The Company entered into the settlement in order to avoid further cost of defending any of the purported actions. According to the settlement, the Company paid the plaintiffs US$120,000. In return, the plaintiffs dismissed all claims against the Company and all of the individual defendants with prejudice.  As a result of the settlement, the case will not be allowed to be re-filed.

The settlement is not an admission of wrongdoing or acceptance of fault by the Company or any of the individual defendants.  The Company has and continues to assert that the allegations made in the consolidated lawsuits lack merit and no evidence was ever asserted supporting the allegations made in the consolidated lawsuits. The Company has nevertheless agreed to the settlement in order to eliminate the uncertainties, burden and expense of further litigation. The Company believes that putting this matter behind it is in the best interest of its customers, employees and shareholders so that it can remain focused on growing and strengthening its business.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

10.20 First Amendment to the Amended and Restated Equity Interest Purchase Agreement by and between SmartHeat Inc. and the Buyers, dated March 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	March 23, 2015	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President